Exhibit 2.1


                                                            FINAL EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER



                                  by and among

                            AAH HOLDINGS CORPORATION,

                           AAH ACQUISITION CORPORATION

                                       and

                             AMSCAN HOLDINGS, INC.,



                           Dated as of March 26, 2004







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                                TABLE OF CONTENTS


                                                                           Page


                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.1.  Definitions....................................................2


                                   ARTICLE II

                                   THE MERGER

Section 2.1.  The Merger.....................................................9
Section 2.2.  Effective Time.................................................9
Section 2.3.  Closing of the Merger..........................................9
Section 2.4.  Effects of the Merger; Further Actions.........................9
Section 2.5.  Certificate of Incorporation and Bylaws........................9
Section 2.6.  Board and Officers of the Surviving Corporation...............10
Section 2.7.  Effect on Capital Stock.......................................10
Section 2.8.  Surrender and Payment.........................................11
Section 2.9.  Company Options and Company Warrants..........................13
Section 2.10. Restricted Stock..............................................14


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.  Incorporation; Authorization; etc.............................14
Section 3.2.  Capitalization; Structure.....................................16
Section 3.3.  Sufficiency of Assets.........................................17
Section 3.4.  Financial Statements..........................................17
Section 3.5.  Undisclosed Liabilities; Material Adverse Effect..............18
Section 3.6.  Information...................................................18
Section 3.7.  Litigation; Orders............................................18
Section 3.8.  Compliance with Laws; Permits.................................19
Section 3.9.  Certain Contracts.............................................19
Section 3.10. Taxes.........................................................20
Section 3.11. ERISA.........................................................21
Section 3.12. Environmental Matters.........................................22
Section 3.13. Intellectual Property.........................................23
Section 3.14. Real Estate...................................................23
Section 3.15. Brokers, Finders, etc.........................................24


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                                                                           Page

Section 3.16. Affiliate Transactions........................................24
Section 3.17. Customers and Suppliers.......................................24
Section 3.18. Labor Matters.................................................25
Section 3.19. Insurance.....................................................25


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1.  Incorporation; Authorization; etc.............................25
Section 4.2.  Litigation; Orders............................................27
Section 4.3.  Financial Capability..........................................27
Section 4.4.  Interim Operations of Merger Sub..............................27
Section 4.5   Solvency of the Company Following the Merger..................28
Section 4.6.  Information...................................................28
Section 4.7.  Brokers, Finders, etc.........................................28


                                    ARTICLE V

                       COVENANTS OF THE COMPANY AND PARENT

Section 5.1.  Investigation of Business; Access to Properties and Records...28
Section 5.2.  Agreement to Cooperate; Reasonable Best Efforts;
              Obtaining Consents ...........................................30
Section 5.4.  Conduct of Business.......................................... 29
Section 5.3.  Further Assurances............................................30
Section 5.4.  Conduct of Business...........................................31
Section 5.5.  Public Announcements..........................................34
Section 5.6.  Employment Benefits Arrangements..............................34
Section 5.7.  Indebtedness..................................................35
Section 5.8.  Directors' and Officers' Indemnification......................36
Section 5.9.  Stockholder Approval; Drag-Along..............................38
Section 5.10. Restrictions on Parent and the Company........................38
Section 5.11. Merger Sub....................................................38
Section 5.12. Company Warrants..............................................38
Section 5.13. FIRPTA Certificate; Affidavits................................38
Section 5.14. Notice of Developments........................................39


                                   ARTICLE VI

              CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

Section 6.1.  Company Stockholder Approval..................................39
Section 6.2.  HSR...........................................................39
Section 6.3.  No Injunction.................................................40
Section 6.4.  Solvency Opinion..............................................40



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                                                                           Page

                                   ARTICLE VII

                   CONDITIONS OF PARENT'S OBLIGATION TO CLOSE

Section 7.1.  Covenants.....................................................40
Section 7.2.  Representations and Warranties................................40
Section 7.3.  Certificate...................................................40
Section 7.4.  Cancellation of Agreements with Affiliates....................40
Section 7.5.  Funding.......................................................40
Section 7.6.  Agreement with GSCPII.........................................40
Section 7.7.  Opinion.......................................................40
Section 7.8.  Consents......................................................41
Section 7.9.  Appraisal Shares..............................................41


                                  ARTICLE VIII

                CONDITIONS TO THE COMPANY'S OBLIGATIONS TO CLOSE

Section 8.1.  Covenants.....................................................41
Section 8.2.  Representations and Warranties................................41
Section 8.3.  Certificates..................................................41
Section 8.4.  Merger Consideration and Other Payments.......................41


                                   ARTICLE IX

                                   TERMINATION

Section 9.1.  Termination...................................................42
Section 9.2.  Procedure and Effect of Termination...........................42


                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1. Notices.......................................................42
Section 10.2. Governing Law.................................................44
Section 10.3. Entire Agreement..............................................44
Section 10.4. Expenses......................................................44
Section 10.5. Counterparts..................................................44
Section 10.6. Successors and Assigns........................................44
Section 10.7. Amendments and Waivers........................................45
Section 10.8. No Implied Representation.....................................45
Section 10.9. Construction of Certain Provisions............................45
Section 10.10. Headings.....................................................46
Section 10.11. Interpretation...............................................46



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                                                                           Page

Section 10.12. Third Party Beneficiaries....................................46
Section 10.13. Partial Invalidity...........................................46
Section 10.14. Consent to Jurisdiction......................................46
Section 10.15. Waiver of Jury Trial.........................................47

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBIT

Ownership of Equity Securities






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                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 26, 2004, is by and among AAH Holdings Corporation, a Delaware corporation ("Parent"), AAH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Amscan Holdings, Inc., a Delaware corporation ("Company").

          WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined to engage in a business combination transaction on the terms and subject to the conditions stated herein;

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable, and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the "Merger"), whereby, among other things, (1) each issued and outstanding share of common stock, par value $0.10 per share, of the Company ("Company Common Stock"), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly-owned Subsidiaries) and other than any Appraisal Shares (as defined below), shall be converted into the right to receive the Common Stock Merger Consideration (as defined below), and (2) each of the issued and outstanding shares of Series A Redeemable Convertible Preferred Stock, par value $0.10 per share, of the Company ("Company Preferred Stock"), other than the Company Preferred Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly-owned Subsidiaries), shall be converted into the right to receive the Preferred Stock Merger Consideration (as defined below);

          WHEREAS, Exhibit A to the Company Disclosure Schedule sets forth the ownership of Company Common Stock, Company Preferred Stock, Company Options (as defined below) and Company Warrants (as defined below), and Parent has required, as a condition to its willingness to enter into this Agreement, that certain holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants (each, a "Principal Stockholder," and collectively, the "Principal Stockholders") enter into a support agreement with Parent, dated as of the date of this Agreement ("Support Agreement" and collectively the "Support Agreements")) simultaneously herewith, pursuant to which, among other things, each Principal Stockholder has agreed to (i) vote all its shares of outstanding Company Common Stock (including any shares of Company Common Stock acquired upon the conversion of any Company Preferred Stock or the exercise of any Company Options and Company Warrants) and, to the extent owned by it, shares of outstanding Company Preferred Stock in favor of adoption of this Agreement, and
(ii) waive any rights of appraisal, if any, that such Principal Stockholders may have under Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"), in each case, on the terms and subject to the conditions contained in the Support Agreement, and in order to induce Parent to enter into this Agreement; and

          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;




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            NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS


          Section 1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

          "Acquisition Financing" shall have the meaning set forth in Section
4.3.

          "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall have the meaning set forth in the Preamble.

          "Appraisal Shares" shall have the meaning set forth in Section 2.7(d).

          "Balance Sheet" shall have the meaning set forth in Section 3.4(a).

          "Benefits Continuation Period" shall have the meaning set forth in
Section 5.6(a).

          "Business Condition" shall mean, with respect to any Person, the condition (business, financial or otherwise), assets and results of operations of such Person and its Subsidiaries taken as a whole.

          "Certificate" shall mean, with respect to shares of Company Common Stock and Company Preferred Stock, certificates that, immediately prior to the Effective Time, represented any such shares, and with respect to Company Options or Company Warrants, the appropriate corresponding documentation that, immediately prior to the Effective Time, represented such securities.

          "Certificate of Merger" shall have the meaning set forth in Section
2.2.

          "Closing" shall have the meaning set forth in Section 2.3.

          "Closing Date" shall have the meaning set forth in Section 2.3.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commitments" shall have the meaning set forth in Section 4.3.


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          "Common Stock Merger Consideration" shall have the meaning set forth in Section 2.7(c).

          "Company" shall have the meaning set forth in the Preamble.

          "Company Common Stock" shall have the meaning set forth in the Recitals.

          "Company Disclosure Schedule" shall have the meaning set forth in
Article III.

          "Company Options" shall have the meaning set forth in Section 2.9(a).

          "Company Option Plan" shall have the meaning set forth in Section 2.9(a).

          "Company Permits" shall have the meaning set forth in Section 3.8(b).

          "Company Plans" shall have the meaning set forth in Section 3.11(a).

          "Company Preferred Stock" shall have the meaning set forth in the Recitals.

          "Company Required Governmental Approvals" shall have the meaning set forth in Section 3.1(d).

          "Company Restricted Stock" shall have the meaning set forth in Section 2.10.

          "Company Stockholder Approval" shall have the meaning set forth in
Section 3.1(b).

          "Company Warrant Agreement" shall mean the warrant agreement, dated as of August 6, 1998, between the Company and Garry Kieves Retained Annuity Trust.

          "Company Warrant Consideration" shall have the meaning set forth in
Section 2.9(b).

          "Company Warrants" shall mean the warrants issued under the Company Warrant Agreement.

          "Confidentiality Agreement" shall have the meaning set forth is
Section 5.1(b).

          "Contracts" shall have the meaning set forth in Section 3.9.

          "Convertidora Agreement" shall mean that certain Asset Purchase Agreement by and among Convertidora Industrial, S.A. de C.V., Anagram Mexico S. de R.L., Amscan Holdings, Inc and Anagram International, Inc., dated as of September 3, 2003.

          "Credit Agreements" shall mean the Loan Agreement and the Indenture.

          "Credit Facilities" shall mean that (i) certain credit facility by and among, HSBC Bank Canada and Amscan Distributors Canada Ltd., dated April 16, 2003 (ii) certain credit facility by and among, NatWest UK and Amscan International Limited, dated April 23, 2002, in



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and (iii) certain Revolving Note by and between Anagram International, Inc. and
U.S. Bank National Association, dated as of January 12, 2004, each case, as amended or extended.

          "Debt Offer" shall have the meaning set forth in Section 5.7(b).

          "December 31, 2002 Financial Statements" shall have the meaning set forth in Section 3.4(a).

          "December 31, 2003 Financial Statements," shall have the meaning set forth in Section 3.4(a).

          "DGCL" shall have the meaning set forth in the Recitals.

          "Drag-Along Right" shall have the meaning set forth in Section 2.5.1 of the Stockholders' Agreement.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Employee Benefit Plan" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), including pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, and all other employee benefit plans, including severance, stock purchase, stock option, employment, vacation, change-in-control, fringe benefit, bonus, incentive agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or otherwise), whether formal or informal, or oral or written.

          "Employees" shall have the meaning set forth in Section 5.6(a).

          "Encumbrances" shall have the meaning set forth in Section 3.2(a).

          "Environmental Laws" shall mean all United States federal, state or local, laws or any foreign laws, relating to pollution, or protection of human health from Hazardous Materials or the environment (including, ambient air, surface water, groundwater, land surface or subsurface strata), including, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          "Environmental Permits" shall mean any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or



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included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" shall have the meaning set forth in Section 3.4(b).

          "Filed SEC Reports" shall have the meaning set forth in Section
3.4(b).

          "Financial Statements" shall have the meaning set forth in Section 3.4(a).

          "Financing Commitment" shall have the meaning set forth in Section
4.3.

          "Foreign Plan" shall have the meaning set forth in Section 3.11(d).

          "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied with past practice.

          "Goldman Sachs" shall mean Goldman, Sachs & Co.

          "Governmental Authority" shall have the meaning set forth in Section 3.1(d).

          "GSCPII" shall mean GS Capital Partners II, L.P., a Delaware limited partnership.

          "Hazardous Materials" shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of poly-chlorinated biphenyls, and radon gas, and (ii) any chemicals, materials or substances defined as "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any applicable Environmental Law.

          "Highly Compensated Employee" shall have the meaning set forth in
Section 5.4(b).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indenture" shall mean the Indenture, dated as of December 19, 1997, among the Company, the Guarantors listed therein and IBJ Schroeder Bank & Trust Company, as amended from time to time, providing for the issuance of 9.875% Senior Subordinated Notes due 2007 ("Senior Subordinated Notes"), as supplemented by (1) that certain Supplemental Indenture, dated as of September 17, 1998, among the Company, the Guarantors listed therein and IBJ Schroeder Bank & Trust Company, as amended from time to time and (2) that certain Second Supplemental Indenture, dated as of March 2002, among the Company, the Guarantors listed therein and the Bank of New York, as amended from time to time.

          "Indenture Amendments" shall have the meaning set forth in Section 5.7(b).

          "Individual Agreement" shall have the meaning set forth in Section 3.11(a).


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          "Information" shall have the meaning set forth in Section 3.6.

          "Intellectual Property" shall refer to all rights, title and interests in and to trademarks, non-patented formulae, copyrights, patents, inventions, know-how, manufacturing procedures, processes, trade secrets, proprietary information, software licenses, registered and unregistered design rights, any and all registrations, applications, licenses, all works, discoveries, innovations, know-how, information, and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, trade secret law or otherwise, and contractual obligations relating to any of the foregoing and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto, in each case, that are used in the business of the Company and its Subsidiaries. For the avoidance of doubt Intellectual Property includes all material rights to characters and material proprietary designs granted to the Company or its Subsidiaries.

          "knowledge of the Company" and "knowledge of Parent" shall have their respective meanings set forth in Section 10.11.

          "Leased Real Estate" shall have the meaning set forth in Section 3.14(b).

          "Letter of Transmittal" shall have the meaning set forth in Section 2.8(b).

          "Liabilities" shall have the meaning set forth in Section 3.5.

          "Loan Agreement" shall mean the Second Amended and Restated Credit and Guaranty Agreement, dated as of December 20, 2002, among the Company, certain Subsidiaries of the Company, the Lenders listed therein, Goldman Sachs Credit Partners L.P., General Electric Corporation, and Fleet National Bank, as amended from time to time.

          "Material Adverse Effect" shall mean an effect or change, as applicable, on the Business Condition of the Company and its Subsidiaries taken as a whole (that is not cured prior to the Closing), or on the ability to consummate timely the transactions contemplated by this Agreement other than any change arising or resulting from or relating to (x) the economy, the financial or securities markets in general, the industries in which the Company and/or its Subsidiaries operate or any acts of terrorism, military actions or war, or (y) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof.

          "Merger" shall have the meaning set forth in the Recitals.

          "Merger Sub" shall have the meaning set forth in the Preamble.

          "Merger Sub Common Stock" shall have the meaning set forth in Section 2.7(a).

          "multiemployer plan" shall have the meaning set forth in Section 3.11(c).

          "New Plans" shall have the meaning set forth in Section 5.6(b).

          "Obligations" shall have the meaning set forth in the Loan Agreement.


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          "Offer Documents" shall have the meaning set forth in Section 5.7(c).

          "Owned Real Estate" shall have the meaning set forth in Section
3.14(a).

          "Parent" shall have the meaning set forth in the Preamble.

          "Parent Disclosure Schedule" shall have the meaning set forth in
Article IV.

          "Parent Required Governmental Approvals" shall have the meaning set forth in Section 4.1(d).

          "Paying Agent" shall have the meaning set forth in Section 2.8(a).

          "Permitted Encumbrance" shall mean any (i) Encumbrances reflected or reserved against in the Balance Sheet or described in the SEC Reports filed as of the date hereof with respect to Company Indebtedness; (ii) liens incurred and pledges and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Estate; (iv) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Estate in any material respect; (v) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (vi) liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens, incurred in good faith in the ordinary course of business which liens would not be material to the Company and its Subsidiaries taken as a whole; (vii) statutory liens securing the payment of Taxes, either (A) not delinquent or (B) being contested in good faith by appropriate legal or administrative proceedings or (C) for which appropriate reserves have been established in accordance with GAAP; and (viii) any Encumbrances arising under the Credit Agreements.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity.

          "Plans" shall have the meaning set forth in Section 3.11(a).

          "Preferred Stock Merger Consideration" shall have the meaning set forth in Section 2.7(c).

          "Principal Stockholder" and "Principal Stockholders" shall have the respective meanings set forth in the Recitals.

          "prohibited transaction" shall have the meaning set forth in Section 3.11(c).

          "Qualified Plans" shall have the meaning set forth in Section 3.11(a).



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          "Rollover Agreement" shall have the meaning set forth in the Recitals.

          "Rollover Stockholders" shall have the meaning set forth in the Recitals.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" shall mean the forms, reports, statements and documents required to be filed by the Company with the SEC since January 1, 2002, including all exhibits and schedules thereto and documents incorporated therein by reference.

          "Section 262" shall have the meaning set forth in the Recitals.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Subordinated Notes" shall have the meaning set forth under the definition of Indenture.

          "Significant Subsidiary" or "Significant Subsidiaries" shall mean the significant Subsidiaries of the Company determined under Rule 1-02 of Regulation S-X of the SEC.

          "Stockholders' Agreement" shall mean that certain Amended and Restated Stockholders Agreement, dated as of February 20, 2002, by and among the Company and the other parties thereto, as amended by Amendment No.1 to the Amended and Restated Stockholders Agreement, dated as of March 26, 2004], as amended from time to time.

          "Subsidiary" or "Subsidiaries" shall mean any corporation, partnership, joint venture or other legal entity of which the Company or such other Person, as the case may be with respect to when such term is used (either alone or through or together with any other Subsidiary thereof), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Support Agreement" and "Support Agreements" shall have the respective meanings set forth in the Recitals.

          "Surviving Corporation" shall have the meaning set forth in Section
2.1.

          "Tax Return" shall have the meaning set forth in Section 3.10(c).

          "Taxes" shall have the meaning set forth in Section 3.10(b).

          "Third-Party Consents" shall have the meaning set forth in Section 5.2(a).

          "Walk-Away Date" shall have the meaning set forth in Section 9.1(b).


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                                   ARTICLE II

                                   THE MERGER


          Section 2.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company in the Merger and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") under the laws of the State of Delaware in the Merger, and as of the Effective Time shall be a wholly-owned Subsidiary of Parent.

          Section 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, but on or prior to the Closing Date, the Company, Parent and Merger Sub will cause a certificate of merger with respect to the Merger meeting the applicable requirements of the DGCL ("Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger ("Effective Time").

          Section 2.3. Closing of the Merger. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of each of the conditions contained in Articles VI, VII and VIII, the closing of the Merger ("Closing") shall take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII ("Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

          Section 2.4. Effects of the Merger; Further Actions.

          (a) From and after the Effective Time, the Merger shall have the effects set forth in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation following the Merger, and all restrictions, disabilities, debts, liabilities and duties of the Company and Merger Sub shall become the restrictions, disabilities, debts, liabilities and duties of the Surviving Corporation following the Merger.

          (b) If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

          Section 2.5. Certificate of Incorporation and Bylaws. At the Effective
Time:



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          (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          Section 2.6. Board and Officers of the Surviving Corporation. At the Effective Time:

          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual's resignation or removal or until a successor is duly elected and qualified, as the case may be.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual's resignation or removal or until a successor is duly elected and qualified, as the case may be.

          Section 2.7. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

          (a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and Company Preferred Stock that is owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly-owned Subsidiaries) issued and outstanding immediately prior to the Effective Time (i) shall automatically be cancelled and retired, and (ii) shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock and Company Preferred Stock. Subject to the terms and upon the conditions herein (including Schedule 5.2 of the Company Disclosure Schedule), (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7(b) and the Appraisal Shares) shall be converted into the right to receive an amount in cash equal to $182,000 ("Common Stock Merger Consideration"), and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7(b) and the Appraisal Shares) shall be converted into the right to receive an amount in cash equal to the product of (A) the Common Stock Merger Consideration multiplied by (B) the number of shares of Company Common Stock into which each such share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time is convertible ("Preferred Stock Merger Consideration"). At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders thereof, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically cease to exist and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive (Y) for each share of Company Common Stock, the Common Stock Merger Consideration, and (Z) for each share of Company Preferred Stock, the Preferred Stock Merger Consideration, in each case, in accordance with this
Section 2.7(c). Notwithstanding anything to the contrary herein, upon surrender of any Certificate representing fractional shares of Company Common Stock or Company Preferred Stock, the holder thereof shall be paid the cash value of such fraction, which shall be equal to such fraction multiplied by the Common Stock Merger Consideration or the Preferred Stock Merger Consideration with respect thereto, as the case may be.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 ("Appraisal Shares") shall not be converted into the right to receive the consideration payable as provided in Section 2.7(c), but instead such holder shall be entitled to such rights (but only such rights) as are granted by
Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically cease to exist, and, except as otherwise provided by applicable law, each holder of Appraisal Shares shall cease to have any rights with respect thereto, other than such rights as are granted by
Section 262. Notwithstanding the foregoing, if any such holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the consideration payable as provided in Section 2.7(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          Section 2.8. Surrender and Payment.

          (a) Paying Agent. Prior to the Effective Time, for the benefit of holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company acceptable to the Company, in its reasonable discretion, to act as agent for the payment of the cash amounts contemplated pursuant to Section 2.7(c) and Section 2.9 upon surrender of Certificates in accordance with this Article II ("Paying Agent"), from time to time at or after the Effective Time. At or promptly after the Effective Time, Parent shall deposit, or cause Merger

Sub to deposit, with the Paying Agent cash in the amounts sufficient for the payment of the aggregate amounts payable pursuant to Section 2.7(c) and Section 2.9.

          (b) Exchange Procedure. As soon as reasonably practicable after the date hereof but in no event later than the tenth business day prior to the anticipated Closing Date (as mutually and reasonably determined by Parent and the Company), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (the "Letter of Transmittal") (that shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and (B) be in customary form reasonably acceptable to the Company and Parent with no representations or warranties or indemnities from holders of shares of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants other than customary representations and warranties from such holders with respect to ownership of such stock, warrants or options and the right to sell such stock, warrants or options, and (C) have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(c) and Section 2.9. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent consistent with this
Section 2.8(b), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares, options or warrants formerly represented by such Certificate shall have been converted pursuant to
Section 2.7(c) and Section 2.9, and the Certificate so surrendered shall forthwith be cancelled. Parent's agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent, any holder of shares of Company Common Stock (including shares issuable upon the exercise of Company Options and Company Warrants) and Company Preferred Stock shall be entitled to receive payment of (1) the amount of cash such holder shall be entitled to receive pursuant to Section 2.7(c) in respect of the shares of Company Common Stock and Company Preferred Stock, and (2) the amount of cash such holder shall be entitled to receive pursuant to Section 2.9 in respect of any Company Options and Company Warrants, in each case, held by them on the Closing Date, in each case, by check or, at such holder's request, by wire transfer of immediately available funds to the account(s) designated by such stockholder on the earlier of (X) the Closing Date, if such holder surrendered such Certificate to the Paying Agent on or prior to 11:00 a.m. New York City time on the Closing Date, and (Y) the first business day after such delivery, if such delivery is made after such time. In the event of a transfer of ownership of Company Common Stock, Company Preferred Stock, Company Options or Company Warrants that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock and Company Preferred Stock or Company Options and Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or for any other reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of 6 months after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable law.

          (e) Lost Documents. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the amount of cash contemplated pursuant to Section 2.7(c) or Section 2.9, as the case may be.

          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

          Section 2.9. Company Options and Company Warrants.

          (a) Except as separately agreed to by Parent and any Person holding Company Options, subject to and upon the terms and conditions herein, all stock options (the "Company Options") granted under the Company's 1997 Stock Incentive Plan, as amended ("Company Option Plan"), or otherwise, which remain unvested immediately prior to the Effective Time shall immediately vest and become exercisable pursuant to the provisions of the Company Options at the Effective Time. Except as separately agreed to by Parent and any Person holding Company Options, all Company Options shall be immediately cancelled concurrently with the Effective Time and each holder of a Company Option that is outstanding immediately prior to the Effective Time shall be entitled to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company

Option at the time of such cancellation, multiplied by (ii) the positive excess of (A) the Common Stock Merger Consideration, over (B) the per share exercise price of such Company Option ("Company Option Consideration"). Upon surrender of such Company Options, such Company Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each former holder of such Company Options shall cease to have any rights with respect thereto.

          (b) Subject to the terms and conditions herein, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or holders of Company Warrants, all Company Warrants shall no longer represent the right to receive shares of Company Common Stock upon the due exercise thereof, and each holder shall cease to have any rights with respect thereto, and all Company Warrants shall thereafter represent the right to receive an amount in cash equal to the product of (i) the number of shares (or fraction thereof) of Company Common Stock subject to such Company Warrant as of the Effective Time, multiplied by (ii) the positive excess of (A) the value of the Common Stock Merger Consideration over (B) the per share exercise price of such Company Warrant ("Company Warrant Consideration"). Upon surrender of such Company Warrants, such Company Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each former holder of such Company Warrants shall cease to have any rights with respect thereto.

          Section 2.10. Restricted Stock. The restrictions on each share of Company Common Stock ("Company Restricted Stock") granted under the Company Option Plan or otherwise shall lapse immediately prior to, and effective upon occurrence of, the Effective Time, and each share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.8) hereunder as, each share of Company Common Stock not subject to any restrictions as provided in Section 2.7(c).


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent that, except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by the Company to Parent ( "Company Disclosure Schedule"):

          Section 3.1. Incorporation; Authorization; etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Significant Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business, has not had or would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of the Company and each of its Significant Subsidiaries that have been delivered or made available to Parent are true and complete. The Company and the Significant Subsidiaries are not in material default or in violation of any provisions of their respective organizational documents.

          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of the stockholders of the Company as required by the DGCL ("Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or actions on the part of the Company, the Board of Directors of the Company or the stockholders of the Company are necessary to authorize the execution and delivery of this Agreement, to perform the Company's obligations hereunder and, except for the Company Stockholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents, of the Company or any of its Significant Subsidiaries,
(ii) except as disclosed in the Company Disclosure Schedule and except as provided in the Credit Agreements, the Stockholders' Agreement, the Company Option Plan (and related option agreements), the Company Warrant Agreement, the Company Warrants, or any Individual Agreement, violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel (whether after the giving of notice or lapse of time or both) any obligation under, or constitute a default (with or without notice or lapse of time, or both), or result in (or with notice or the passage of time would result in) the imposition of any lien upon or the creation of a security interest in any of the Company's or any of its Subsidiaries' assets or properties or require notice to any Person pursuant to, any mortgage, lien, lease, agreement, instrument, contract, license, order, arbitration award, judgment, decree or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them or their assets are bound, or (iii) except as described in the Company Disclosure Schedule, violate or conflict with any law, order, judgment, injunction, decree, ordinance, regulation, rule or ruling of any Governmental Authority to which the Company or any of its Subsidiaries is subject, except for those that, in the case of clauses (ii) and (iii) above, that are material to the Company and its Subsidiaries taken as a whole.

          (d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by the Company or any of its Significant Subsidiaries with, to or from any foreign, federal, state, local or other governmental or administrative authority or regulatory agency, commission, department or other governmental or administrative subdivision, court, tribunal or body (each, a "Governmental Authority") in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth in the Company Disclosure Schedule, (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, (iv) those that become applicable solely as a result of the status or identity of Parent or its Affiliates, or (v) those that the failure to make, file, give or obtain would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole (clauses (i) through (iv) collectively, the "Company Required Governmental Approvals").

          (e) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are in full force and effect as, of the date of this Agreement, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company's stockholders, (iii) recommending that the Company's stockholders approve and adopt this Agreement, and (iv) exempting to the extent necessary, this Agreement and the transactions contemplated hereby from the restrictions of Section 203 of the DGCL.

          (f) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, with each share of Company Common Stock entitled to one vote and each share of Company Preferred stock entitled to such number of votes as is equal to the whole number of shares of Common Stock into which such shares of Company Preferred Stock are convertible.

          Section 3.2. Capitalization; Structure.

          (a) The authorized capital stock of the Company consists of 3,000 shares of Company Common Stock and 500 shares of Company Preferred Stock. As of the date of this Agreement, (i) 1217.9164148 shares of Company Common Stock are issued and outstanding, (ii) 44.944 shares of Company Preferred Stock are issued and outstanding, (iii) 45 shares of Company Common Stock have been reserved for issuance upon conversion of Company Preferred Stock, (iv) 186.485 shares of Company Common Stock have been reserved for issuance upon exercise of the Company Options granted under the Company Option Plan, and (v) 10 shares of Company Common Stock have been reserved for issuance upon exercise of the Company Warrants and are held of record by the Persons set forth in the Company Disclosure Schedule. All of the outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, redemption rights, repurchase rights or other similar rights. The Company holds no shares of its capital stock in its treasury. The Company Disclosure Schedule contains a true and complete list of all Significant Subsidiaries. Except as otherwise set forth in the

Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company's Significant Subsidiaries have been duly authorized, have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive rights, redemption rights or repurchase rights and are owned by the Company and one or more of its Subsidiaries, free and clear of all material mortgages, pledges, liens, claims, charges, security interests, options, hypothecations, easements, restrictions (on transfer, voting or otherwise) or conditional sale or other like restriction agreements, or other encumbrances other than customary stockholders agreements ("Encumbrances"), except for Permitted Encumbrances, Encumbrances relating to the Credit Agreements or the Stockholders' Agreement, or Encumbrances imposed by applicable securities laws. Except as set forth in this Section 3.2 or as set forth in the Company Disclosure Schedule, neither the Company nor any of its Significant Subsidiaries has issued, granted or entered into any options, warrants, calls, commitments, securities, agreements or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, or obligations to issue, sell or transfer, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or of any of its Significant Subsidiaries.

          (b) The Company Disclosure Schedule sets forth with respect to the Company Options and the Company Warrants, the exercise price and number of shares of capital stock of the Company issuable upon exercise thereof.

          Section 3.3. Sufficiency of Assets. The assets of the Company and its Subsidiaries immediately after the Effective time shall constitute assets sufficient in all material respects to conduct the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

          Section 3.4. Financial Statements. (a) As of the date hereof, the Company has made available a draft of the Company's Form 10-K for 2003 including a consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003 ("Balance Sheet"), and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003 (including the notes thereto) (the "December 31, 2003 Financial Statements"). The SEC Reports filed prior to the date hereof include true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2002 (including the notes thereto) ("December 31, 2002 Financial Statements", and, together with the December 31, 2003 Financial Statements, "Financial Statements"), together with the Report of Independent Accountants thereon. The Financial Statements have been prepared, in all material respects, in conformity with the practices consistently applied by the Company and its Subsidiaries in the immediately preceding fiscal periods (except as may be indicated in the notes thereto to the contrary or, in the case of unaudited statements, as permitted by the instructions to Form 10-Q promulgated by the SEC) and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries, for the periods and as of the dates set forth therein, in each case in conformity with GAAP, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (which adjustments would not be material to the Company and its Subsidiaries taken as whole).

          (b) Since January 1, 2002, the Company and its Subsidiaries have filed all required reports, schedules, forms and other documents required to be filed by them with the SEC under the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be (the "Filed SEC Reports"). The Filed SEC Reports (i) were, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, and in each case the published rules and regulations of the SEC thereunder, each as applicable to the Filed SEC Reports, and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading .

          Section 3.5. Undisclosed Liabilities; Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness (whether accrued, absolute, contingent or otherwise, and whether due or to become due) ("Liabilities"), except Liabilities (i) disclosed in the Financial Statements; (ii) incurred after September 30, 2003 in the ordinary course of business or in connection with this Agreement or the Merger or the other transactions contemplated hereby; (iii) that have been discharged or paid in full prior to the date hereof; (iv) that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied; or (v) that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as whole. Since December 31, 2003, there has not occurred any circumstance or event that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          Section 3.6. Information. The information supplied or incorporated by reference by the Company for inclusion in any information to be sent or provided to stockholders of the Company in connection with any action by the Company's stockholders to consider and vote upon adoption of this Agreement and in connection with the Debt Offer (such information, as amended or supplemented, the "Information"), on the date the Information (and the date of any amendment or supplement thereto) is first sent or provided to stockholders of the Company, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub that is contained in the Information or any amendment or supplement thereto.

          Section 3.7. Litigation; Orders. Except as set forth in the Company Disclosure Schedule or in the SEC Reports filed prior to the date hereof, there are no lawsuits, actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) would, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries taken as a whole, (b) as of the date of this Agreement, seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby, or (c) relate to any alleged hazard or alleged defect in design, manufacture, materials or workmanship relating to any product manufactured, distributed or sold by or on behalf of the Company that would, individually or in the aggregate, be reasonably likely to be material to the

Company and its Subsidiaries taken as a whole. There are no product recalls or written post-sales warnings involving a product line of the Company ("Recalls") that is material to the Company and its Subsidiaries taken as a whole and no pending investigations being conducted by the Company or, to the knowledge of the Companys, by any other Person concerning a Recall relating to any product manufactured, distributed or sold by the Company that is material to the Company and its Subsidiaries taken as a whole. Except as set forth in the Company Disclosure Schedule there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority, or by an arbitrator) against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, that would, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

          Section 3.8. Compliance with Laws; Permits.

          (a) Except as set forth in the Company Disclosure Schedule neither the Company nor any of its Subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority that are material to the Company and its Subsidiaries taken as a whole. This Section 3.8 does not relate to matters with respect to Taxes, that are the subject of Section 3.10, ERISA, that are the subject of Section 3.11 or Environmental Laws, that are the subject of Section 3.12.

          (b) Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals that are material to the Company and its Subsidiaries taken as a whole that are necessary to conduct their businesses substantially as presently conducted (collectively, "Company Permits"). The Company and its Subsidiaries are not in material violation of the terms of any Company Permits.

          Section 3.9. Certain Contracts. Except as set forth in the SEC Reports filed prior to the date hereof or in the Company Disclosure Schedule and except for Company Plans, Foreign Plans, Credit Agreements and Credit Facilities, neither the Company nor any of its Subsidiaries is a party to any (i) oral or written contract, commitment, license or agreement that is required by federal securities laws to be filed as an exhibit to the SEC Reports; (ii) agreement restricting the Company's or any Significant Subsidiary's ability to operate or conduct its business as it is currently being operated or conducted in any geographic location (including applicable non-competes or similar agreements);
(iii) evidences indebtedness of the Company or any Subsidiary for money borrowed or extensions of credit in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset), other than accounts payable, non-recourse indebtedness, indebtedness secured by purchase money security interests, sale-leaseback arrangements and indebtedness incurred in connection with any vendor financing, in each case, incurred in the ordinary course of business;
(iv) capitalized lease obligation other than as described in the Financial Statements or otherwise in an amount in excess of $100,000; (v) agreement under which the Company or any of its Subsidiaries has granted (or may grant) a security interest or lien on any of the assets of the Company or any of its Subsidiaries in excess of $1,000,000; (vi) agreement out of the ordinary course of business which are not cancellable by the Company or any of its Subsidiaries upon 60 days' notice and which would require payment by the Company after the date hereof of, or delivery of goods and services valued at, more than

$1,000,000 within 12 months from and after the date hereof; (vii) agreement involving change in control payments in excess of $25,000 per payment and $100,000 in the aggregate; (viii) agreement for capital expenditures in excess of $250,000; (ix) any guaranty of, or agreement to become liable for, any obligations of another Person (except with respect to any such guaranty or agreement solely among the Company and its Subsidiaries); or (x) an amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing (such contracts, commitments and agreements ("Contracts")). With respect to all such Contracts, except as set forth in the SEC Reports filed prior to the date hereof or in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to any such Contract is, in breach thereof or default thereunder and there does not exist under any provision thereof, to the knowledge of the Company, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or that would not be material to the Company and its Subsidiaries taken as a whole. True and complete copies of each Contract set forth in the Company Disclosure Schedule have been furnished or made available to Parent, and, to the knowledge of the Company, all of such Contracts are valid, binding and in full force and effect, except for such failures to be so valid, binding and in full force and effect that would not be material to the Company and its Subsidiaries taken as a whole.

          Section 3.10. Taxes.

          (a) Except as set forth in the Company Disclosure Schedule, (i) the Company and its Subsidiaries have duly filed with the appropriate taxing authorities all material Tax Returns required to be filed by the Company and its Subsidiaries (ii) such Tax Returns were correct and complete in all material respects and (iii) the Company and it Subsidiaries (X) have paid in full all material Taxes of the Company and its Subsidiaries due and owing and (Y) have not given or requested with respect to the Company and its Subsidiaries any waivers of statutes of limitations or extension of time with respect to an assessment of deficiency in connection with any Taxes or Tax Returns. There are no material liens for Taxes upon the assets of the Company or of its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any unpaid deficiency or assessment from any taxing authority with respect to material Taxes or material Tax Returns of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, no dispute, claim, adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed (in each case, in writing) against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company and its Subsidiaries
(A) did not as of December 31, 2003 exceed by a material amount the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the Company's financial statements and (B) do not exceed by a material amount that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

          (b) For the purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, imposts or other governmental assessments, of any kind whatsoever, including all net income, gross income, sales, use, franchise, profits, service, gross receipts, capital, ad valorem, value added, transfer, inventory, capital stock, license, social security, unemployment, severance, stamp, recording, occupation, withholding, payroll, employment, excise, or property taxes and estimated taxes, custom duties, fees or assessments, together with interest and any penalties with respect thereto.

          (c) For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, schedule, information return or other document (including any related or supporting information) with respect to Taxes, including any amendments thereto.

          Section 3.11. ERISA.

          (a) The Company Disclosure Schedule contains a true and complete list of all material (i) Employee Benefit Plans, programs and policies maintained by, sponsored or participated in by the Company and its Subsidiaries in which any current or former employees or directors (or their dependents) of the Company or its Subsidiaries participate (other than Foreign Plans) (collectively, the "Plans") and (ii) contracts, offer letters and agreements of the Company or its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries have an obligation to provide compensation and/or benefits in consideration for past, present, or future services (other than Foreign Plans) (collectively, the "Individual Agreements") (together, the Plans and the Individual Agreements are referred to as the "Company Plans"). The Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). Neither the Company nor any of the Subsidiaries has any liability with respect to any Employee Benefit Plan or any Individual Agreement other than the Company Plans.

          (b) With respect to each Qualified Plan, either (i) the Internal Revenue Service has issued a favorable determination letter with respect to such Qualified Plan and the related trust within the preceding three years that has not been revoked or (ii) such Qualified Plan has applied to the Internal Revenue Service for a favorable determination letter, which letter remains pending on the date hereof and the Company knows of no facts or existing circumstances that would reasonably be expected to result in denial of such application. The Company knows of no facts or existing circumstances that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (c) (i) All Plans are in material compliance with and have been administered in material compliance with all applicable requirements of law, including, the Code, and ERISA, and have been operated in accordance with their terms; (ii) no "prohibited transaction" (as defined in Section 4975 of the Code) has occurred with respect to any Plan which would reasonably be expected to subject any Plan (or its related trust), the Company or any of its Subsidiaries, to a material tax or penalty imposed under Section 4975 of the Code; (iii) no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the Company has not incurred any material liability under Title IV of ERISA which has not been satisfied in full, and no event has occurred and no condition exists that would reasonably be expected to result in the Company incurring a material liability under Title IV of ERISA; and (iv) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates is required to contribute to, or during the six-year period ending on the Closing will have been required to contribute to, any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (d) All employee benefit plans, agreements, or arrangements maintained outside the United States by the Company or any of its Subsidiaries ("Foreign Plans") are maintained in accordance with applicable law and their terms, and there are no material undisclosed liabilities with respect to such plans or arrangements.

          (e) No Company Plan provides medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of employment, other than pursuant to Section 4980B of the Code or as mandated by applicable law.

          (f) Except as specifically disclosed in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment under any Company Plan nor cause any amounts payable under any Company Plan to fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

          (g) With respect to each of the Plans, all material contributions or premium payments due and payable on or before Closing have been timely made, and to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

          (h) Every person classified as an independent contractor has been appropriately classified under applicable law.

          (i) With respect to each Plan and Individual Agreement, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (i) a copy of the Plan or Individual Agreement (including all amendments thereto) and any insurance policies, trust agreements or other funding vehicles related to any Plan; (ii) a copy of the most recent annual report, if required under ERISA (including schedules, attachments, financial statements, and accountant's opinion); (iii) a copy of the most recent Summary Plan Description (as defined in ERISA), if applicable; and (iv) with respect to each Qualified Plan, the most recent determination letter received from the Internal Revenue Service.

          Section 3.12. Environmental Matters. Except as disclosed in the Company Disclosure Schedule or for matters that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits;
(ii) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened action by or before any Governmental Authority under any Environmental Law; and (iii) there has been no release of any Hazardous Material into the environment by the Company or its Subsidiaries, except to the extent such action is not in violation of or does not give rise to any liability under any Environmental Laws.

          Section 3.13. Intellectual Property. Except as set forth in the Company Disclosure Schedule, or except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries possess all Intellectual Property necessary for the conduct of their respective businesses as such businesses are currently conducted and (i) no claims are pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging, that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the knowledge of the Company, there is no basis therefor; (ii) neither the Company nor any of its Subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any Person; and (iii) to the knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries (except, in the case of the foregoing clauses (ii) and (iii) such infringement or misappropriation, as would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company). Other than the licenses reflected on Schedule 5.2 of the Company Disclosure Schedule, the items disclosed on Section 3.1 of the Company Disclosure Schedule that relate to Intellectual Property do not and will not limit the ability of the Company and its Subsidiaries to conduct their business in the ordinary course of business consistent with past practice, and do not and will not result in the imposition of significant additional costs, except for such limitations and costs that would not be material to the Company and its Subsidiaries taken as a whole.

          Section 3.14. Real Estate. (a) Schedule 3.14 lists each parcel of real estate owned by the Company or its Subsidiaries ("Owned Real Estate"). Except as set forth on Schedule 3.14, the Company or its applicable Subsidiary has good and marketable title to all Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon, in each case free and clear of all Encumbrances other than Permitted Encumbrances, except for such failure to have good and marketable title as would not be reasonably likely to have a Material Adverse Effect. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Affiliates has received any notice from any Governmental Authority of any zoning, building, fire or health code violation in respect of the Owned Real Estate, other than any such violation that has been corrected or as would not be reasonably likely to have a Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, none of the Company or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Estate or any portion thereof and there are no outstanding options, rights of first refusal, or rights of first offer to purchase any of the Owned Real Estate or any portion thereof. There is no condemnation, expiration or other proceeding in eminent domain pending or threatened, affecting any parcel of Owned Real Estate or any portion thereof or interest therein except for such condemnation, expiration or other proceedings as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (b) Schedule 3.14 lists each parcel of real estate leased by the Company or its Subsidiaries ("Leased Real Estate"), including identification of the lessor and street address. Other than for exceptions to the following set forth on the Company Disclosure Schedule: (i) the leases relating to the Leased Real Estate are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles; (ii) no material amount payable under any such leases is past due; (iii) each party thereto has complied with all material commitments and obligations on its part to be performed or observed under each such lease; (iv) except as set forth on Schedule 3.14, neither the Company nor any of its Subsidiaries has received any notice of a default (which has not been cured), offset or counterclaim under any such lease, or any other communication calling upon it to comply with any provision of any such lease or asserting non-compliance or default; (v) the Company and its Subsidiaries have a valid leasehold interest in the Leased Real Estate, free and clear of all Encumbrances, other than Permitted Encumbrances; and (vi) neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Estate or any portion thereof. There is no condemnation, expiration or other proceeding in eminent domain pending or threatened, affecting any parcel of Leased Real Estate or any portion thereof or interest therein except for such condemnation, expiration or other proceedings as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          Section 3.15. Brokers, Finders, etc. Except for the services of Goldman Sachs, neither the Company, any of its Subsidiaries, nor any party acting on their behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the sale process undergone by the Company and its financial advisors leading to this transaction who or that might be entitled to a fee or commission in connection with such transactions.

          Section 3.16. Affiliate Transactions. Except as set forth in the Company Disclosure Schedule, and other than any employment or compensation agreement or arrangement with directors, officers and employees entered into in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or commitment with any holder of in excess of 1% of the outstanding Company Common Stock, and since December 31, 2003, no material transactions have taken place between the Company or any of its Subsidiaries on the one hand, and any holder of in excess of 1% of the outstanding Company Common Stock, or any officer or director of the Company or any of its Subsidiaries, on the other hand, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation on the part of the Company or any of its Subsidiaries.

          Section 3.17. Customers and Suppliers. The Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten largest customers (including distributors) of the Company and its Subsidiaries (measured by aggregate billings) during the fiscal year ended December 31, 2003 and (b) other than with respect to Owned Real Estate and Leased Real Estate, the ten largest suppliers of materials, products or services to the Company and its Subsidiaries (measured by the aggregate amount purchased by the Company and its Subsidiaries) during the fiscal year ended on December 31, 2003. The relationships of the Company and its Subsidiaries with such customers and suppliers required to be listed on the Company Disclosure Schedule are good commercial working relationships and none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company or any of its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to the Company or any of its Subsidiaries to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company or its Subsidiaries.

          Section 3.18. Labor Matters. Except as disclosed on the Company Disclosure Schedule (a) no employee of the Company or its Subsidiaries is represented by a labor union, (b) none of the Company or any of its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative and (d) to the Company's knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any of its Subsidiaries and no demand for recognition of employees of the Company or any of its Subsidiaries has been made by, or on behalf of, any labor union.

          Section 3.19. Insurance. Neither the Company nor any of its Subsidiaries has received any written notice, or, to the knowledge of the Company, threats of cancellation or non-renewal of, or, since January 1, 2003, any material increase of premiums with respect to, any material policies of insurance currently maintained by the Company and its Subsidiaries. To the Company's knowledge, there are no material claims by the Company or any of its Subsidiaries under any of such policies relating to the business, assets or properties of the Company or its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as set forth in the disclosure schedule dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company ("Parent Disclosure Schedule"), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

          Section 4.1. Incorporation; Authorization; etc.

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be duly organized, validly existing or in good standing, would not, individually or in the aggregate, be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated this Agreement. Each of Parent and Merger Sub has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws, or other organizational documents (in each case, together with all amendments thereto) of Parent and Merger Sub that have been previously delivered or made available to the Company are true and correct.

          (b) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of each of Parent's and Merger Sub's obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings or actions on the part of Parent or Merger Sub, the respective Boards of Directors of Parent and Merger Sub or the shareholders of Parent or Merger Sub are necessary therefor. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

          (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation or conflict of, or result in the termination or acceleration of or entitle any party to terminate, accelerate, modify or cancel (whether after the giving of notice or lapse of time or both) any obligation under, or constitute a default (with or without notice or lapse of time, or both), or result in (or with notice or lapse of time, or both, would result in) the imposition of any lien upon or the creation of a security interest in any of Parent's or Merger Sub's assets or properties or require notice to any Person pursuant to, any mortgage, lien, lease, agreement, contract, license, instrument, order, arbitration award, judgment, decree or other arrangement to which Parent is a party or by which it or any of its assets are bound, or (iii) violate or conflict with any law, order, judgment, injunction, decree, ordinance, regulation or ruling of any Governmental Authority to which Parent or Merger Sub is subject, except for those that, in the case of clause (ii), would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated this Agreement.

          (d) No registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers are required to be made, filed, given or obtained by Parent with, to or from any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) those set forth on the Parent Disclosure Schedule, (ii) filings under the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and other appropriate documents with the relevant Governmental Authorities of other states in which the Company is authorized to do business, or (iv) those that the failure to make, file, give or obtain would not, individually or in the aggregate, be reasonably expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby (clauses (i) through (iv) above, collectively, the "Parent Required Governmental Approvals").

          Section 4.2. Litigation; Orders. There are no pending or, to the knowledge of Parent, threatened actions, suits or proceedings, either at law or in equity, which would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or have a material adverse effect on the Business Condition of Parent and its Subsidiaries, taken as a whole, or prevent or impede or delay the consummation of the Merger or the other transactions contemplated hereby.

          Section 4.3. Financial Capability. As set forth in Section 4.3 of the Parent Disclosure Schedule, Parent and Merger Sub have provided the Company with a commitment letter from (i) Goldman Sachs Credit Partners L.P., dated as of the date hereof, (ii) Goldman, Sachs & Co., dated as of the date hereof, (iii) Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership and Berkshire Investors LLC, dated as of the date hereof and (iv) Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P., dated as of the date hereof (such commitment letters and any commitment letters in substitution thereof that are reasonably acceptable to the Company, the "Commitments," and the financing to be provided thereunder, the "Acquisition Financing"). The proceeds from such Acquisition Financing constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and transactions contemplated by this Agreement, including any funds necessary to pay the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, the Company Option Consideration, the Company Warrant Consideration and to repay any indebtedness of the Company that will be repayable (including at the option of the relevant creditor), and, in each case, all associated costs and expenses, upon or following consummation of the Merger and other transactions contemplated by this Agreement. To the knowledge of Parent and Merger Sub, the obligations to fund the Commitments are not subject to any condition other than as set forth in the Commitments. As of the date hereof, the Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect and no Person extending such Commitments has advised Parent, Merger Sub or any of their respective Affiliates, and none of Parent, Merger Sub or any of their Affiliates have any reason to believe, that the Commitments will not lead to the Acquisition Financing contemplated by this Agreement. All commitment and other fees required to be paid under the Commitments on or prior to the date hereof have been paid.

          Section 4.4. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement, including the Acquisition Financing.

          Section 4.5. Solvency of the Company Following the Merger. As of the date hereof, to the knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement, the

Company and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

          Section 4.6. Information. The information supplied by Parent and Merger Sub for inclusion in the Information on the date such Information (and the date of any amendment or supplement thereto) is first sent or provided to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company that is contained in the Information or any amendment or supplement thereto.

          Section 4.7. Brokers, Finders, etc. Neither Parent nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who or that might be entitled to a fee or commission from the Company in connection with such transactions.


                                   ARTICLE V

                       COVENANTS OF THE COMPANY AND PARENT

          Section 5.1. Investigation of Business; Access to Properties and Records.

          (a) After the date of this Agreement, to the extent reasonably requested, upon reasonable advance notice and subject to applicable law, the Company shall afford to the officers, employees and authorized representatives of Parent (including its attorneys and accountants and any financial institution providing or proposing to provide or underwrite financing in connection with the transactions contemplated hereby) reasonable access during normal business hours to the properties, books, contracts, commitments, personnel, financial and operating data and records of the Company and its Subsidiaries, and shall furnish to Parent or its authorized representatives, such additional information concerning the Company, its Subsidiaries and their properties, assets, employees, businesses and operations as shall be reasonably requested; provided, however, that no access shall be given to any information that the Company, upon the advice of outside counsel, deems restricted under the HSR Act, including, certain types of information relating to market plans, pricing, customers and vendors. Parent and Merger Sub covenant that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or its Subsidiaries. Parent and Merger Sub also agree that any such access shall not be deemed to permit Parent or Merger Sub to conduct any on site environmental investigations or examinations without the Company's prior written consent. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide any information that (i) it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, (ii) constitutes information protected by attorney/client privilege, or (iii) the Company or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

          (b) Any information provided to Parent or Merger Sub or their respective representatives pursuant to this Agreement shall be held by Parent, Merger Sub and their representatives in accordance with, and shall be subject to the terms of, (i) that certain Confidentiality Agreement, dated as of December 16, 2003, by and between the Company and Berkshire Partners LLC and (ii) that certain Confidentiality Agreement dated as of January 15, 2004, by and between the Company and Weston Presidio (collectively, the "Confidentiality Agreement")], which is hereby incorporated in this Agreement by reference as though fully set forth in this Agreement and shall continue in force until the Effective Time, at which time such confidentiality agreement shall terminate; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Governmental Approvals, the Company Required Governmental Approvals and the Company Stockholder Approval; provided further that if this Agreement is terminated in accordance with Article IX of this Agreement prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect, in accordance with its terms.

          Section 5.2. Agreement to Cooperate; Reasonable Best Efforts; Obtaining Consents.

          (a) Prior to the Closing, subject to the terms and conditions of this Agreement, each of the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and/or approvals of third parties required in order to preserve material contractual relationships of Parent, the Company and their respective Subsidiaries (such waivers, consent and approvals, the "Third Party Consents"), all necessary waivers, consents or approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the Merger or other transactions contemplated by this Agreement (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible), including through all possible appeals; provided, however, except as otherwise provided in the Company Disclosure Schedule, notwithstanding any other provision of this Agreement, nothing herein shall require the Company or any of its Subsidiaries or Parent or Merger Sub to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to Parent, Merger Sub or any third party in connection with the foregoing.

          (b) In addition to and without limitation of the foregoing, each of Parent, Merger Sub and the Company undertakes and agrees to (i) file (and Parent agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United

States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or other regulatory matters), and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable law. Each of Parent and the Company shall (and Parent shall cause any such parent entity to) (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Parent and the Company shall take any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger (except that the Company shall be under no obligation of any kind to provide any other party documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Merger and this Agreement).

          (c) In addition to and without limitation to the foregoing, in connection with the Acquisition Financing, Parent shall apply for and use its commercially reasonable efforts to receive and maintain a credit rating by Moody's Investor Services, Inc. and Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

          Section 5.3. Further Assurances.

          (a) Subject to the terms and conditions of this Agreement and not in limitation of any such provisions including Section 5.2, each party hereby agrees to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to satisfy all conditions to, and to consummate, the transactions contemplated by this Agreement and to carry out the purposes hereof, including to perform and cause to be performed any further acts and to execute and deliver and cause to be executed and delivered any documents that may be reasonably necessary to carry out the provisions of this Agreement; provided that, except as otherwise provided in this Agreement, notwithstanding anything to the contrary stated in this Agreement, the Company shall not be required to pay any consideration for any third-party consent or waiver.

          (b) The parties shall engage, at the Company's expense (payable at Closing), a valuation firm of national reputation reasonably acceptable to the Company, its stockholders and Parent, to deliver a letter addressed to the Company, its stockholders and Parent and indicating that at and immediately after the Effective Time, and after giving effect to the Merger and the transactions contemplated by this Agreement, the Company will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

          Section 5.4. Conduct of Business.

          (a) Except as otherwise permitted or required by the terms of this Agreement and the Company Disclosure Schedule (including Section 5.4 of the Company Disclosure Schedule), from the date of this Agreement until the Closing (or earlier termination of this Agreement), the Company shall, and shall cause each of its Subsidiaries to, (i) operate and carry on its business only in the ordinary course consistent with past practice, (ii) use reasonable efforts consistent with good business practice to keep and maintain its respective assets and properties in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted, and (iii) use reasonable efforts to maintain the present business organization of the Company and its Subsidiaries intact and preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having significant business relations with them in all material respects.

          (b) Except as contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as otherwise required to maintain the business and assets of the Company and its Subsidiaries, consistent with past practice, the Company shall not, and shall not cause or allow any of its Subsidiaries to, without the prior consent in writing of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (i) amend its certificate of incorporation or bylaws or equivalent organizational documents or amend the terms of their outstanding equity securities;

          (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase Company Common Stock, Company Preferred Stock or other capital stock of the Company or otherwise) any shares of Company Common Stock or other capital stock of the Company, any securities exchangeable for or convertible into Company Common Stock or other capital stock of the Company, or any other securities, except that (A) the Company may issue or agree to issue shares of capital stock of the Company upon exercise of the Company Options and the Company Warrants outstanding on the date hereof pursuant to the terms of such securities on the date hereof and
     (B) the Company may issue or agree to issue shares of capital stock of the Company upon the conversion of Company Preferred Stock in accordance with the terms of such securities on the date hereof;

          (iii) split, combine or reclassify any shares of Company Common Stock, Company Preferred Stock or other capital stock of the Company or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of Company Common Stock, Company Preferred Stock or other capital stock of the Company, except for (A) the payment of dividends in accordance with the terms of Company Preferred Stock, (B) the payment of dividends or distributions to the Company or any of its Subsidiaries by a direct or indirect Subsidiary of the Company, or
     (C) the payment of dividends or distributions by a non wholly-owned Subsidiary of the Company pro rata to the equity holders thereof;

          (iv) redeem, purchase or otherwise acquire for any consideration (other than as required by the terms of the Stockholders' Agreement, any Individual Agreement, the Convertidora Agreement, the Company Option Plan, Company Options, the Company Warrant Agreement, Company Warrants and Company Preferred Stock) (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such stock, (B) any other securities of the Company or any of its Subsidiaries, or (C) any interest in any of the foregoing;

          (v) (A) except in the ordinary course of business consistent with past practice and as contemplated by Section 5.7 and except as pursuant to the terms of the Stockholders' Agreement, the Credit Agreements, the Credit Facilities, incur any indebtedness for borrowed money in excess of $500,000, or (B) except in the ordinary course of business consistent with past practice and as contemplated by Section 5.7, amend, supplement or otherwise modify in any way any of the terms of the Credit Agreements or the Credit Facilities;

          (vi) make any acquisition or lease, assignment, transfer or disposition (or series of related acquisitions or leases, assignments, transfers or dispositions) of stock or assets of any third party in excess of $500,000 in the aggregate other than inventory, supplies or other assets in the ordinary course of business consistent with past practice;

          (vii) merge or consolidate with any corporation or other entity, or adopt a plan of complete or partial liquidation, dissolution, bankruptcy, restructuring, recapitalization or other reorganization, other than transactions solely between or among the Company and/or among its wholly-owned Subsidiaries;

          (viii) enter into any employment, consulting or similar contract with, or increase the compensation and/or benefits of, (A) any employee whose base salary is in excess of $250,000 as of the date of this Agreement (a "Highly Compensated Employee"), (B) any director or officer of the Company or any of its Subsidiaries or (C) any Principal Stockholder or any Affiliate of any Principal Stockholder;

          (ix) except for increases in compensation and benefits that are required by applicable law or a contract or commitment in effect on the date of this Agreement, increase the compensation and/or benefits of employees (other than Highly Compensated Employees) in an amount in excess of 3% of the aggregate of all employees' (other than Highly Compensated Employees) annual base salaries and wages, as of the date hereof;

          (x) (A) adopt, amend in any material respect adverse to the Company or terminate any Employee Benefit Plan, severance plan or collective bargaining agreement, except in the ordinary course of business consistent with past practice or as required by law or by the terms of any such plan or agreement or any contract as in existence on the date of this Agreement,
     (B) grant or make any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any officer or Highly Compensated Employee except pursuant to the Employee Benefit Plans described on Schedule 3.11 hereto, (C) except as permitted by Section 5.4(b)(ix), enter into any new bonus or incentive agreement (other than in the ordinary course of business consistent with past practice); provided that, in either case, no such agreement shall provide for any equity payments, (D) with respect to any Principal Stockholder or any other Affiliates, grant, make or accord any payment or distribution or other like benefit, or otherwise transfer assets, including, any payment of principal of or interest on any debt owed to any Principal Stockholder or Affiliate;
     (xi) mortgage, pledge, or otherwise voluntarily encumber any part of its assets, tangible or intangible, other than pledges or encumbrances pursuant to the Credit Agreements or other permitted borrowings in the ordinary course of business consistent with past practice;

          (xii) except as required by GAAP, make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

          (xiii) pay, discharge, compromise, satisfy, cancel or forgive any debts or claims or rights of third parties (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $250,000 except in the ordinary course of business consistent with past practice;

          (xiv) except as permitted under Section 5.4(b)(v), cancel or terminate, or amend, modify or waive in any way the terms of, any agreement, contract or commitment to which it is a party or by which it or any of its assets are bound, which (A) provides for payment by or to the Company or its Subsidiaries in excess of $250,000 over the life of such agreement, contract or commitment or (B) involves the performance of services or the delivery of goods by or to the Company or its Subsidiaries of an amount or value in excess of $250,000 over the life of such agreement, contract or commitment, in each case, other than in the ordinary course of business consistent with past practice;

          (xv) other than pursuant to the terms of the Convertidora Agreement,
     (A) make an investment in, (B) make a loan or advance or agreement to loan or advance to, (C) enter into any joint venture, partnership or other similar arrangement for the conduct of business with, or (D) guarantee indebtedness for borrowed money of, (x) any third party or (y) any portion of the assets of any Person that constitutes a division or operating unit of such third party, in each case, in excess of $250,000 (provided that such third party or Person is not an Affiliate); for purposes of this Section 5.4(b)(xiv) it is acknowledged and agreed that such transactions solely between the Company and any of its Subsidiaries shall not be prohibited;

          (xvi) enter into any transaction with, or for the benefit of, any Principal Stockholder or any other Affiliate of the Company or its Subsidiaries (other than matters permitted by Sections 5.4(b)(viii) and (ix) and other than payments made to officers, directors and employees in the ordinary course of business consistent with past practice);

          (xvii) make, change or revoke any material Tax election, elect or change any method of accounting for Tax purposes, settle any material action in respect of Taxes or enter into any material agreement or contract in respect of Taxes with any Governmental Authority, except in each case, in the ordinary course of business or consistent with past practice;

          (xviii) except as otherwise permitted in this Section 5.4(b), make any capital expenditure other than is specified in the plan set forth as Exhibit A to Schedule 5.4 of the Company Disclosure Schedule in excess of $250,000 in the aggregate;

          (xix) grant any license or sublicense or amend the terms of any material rights with respect to any Intellectual Property, other than in the ordinary course of business consistent with past practice; or

          (xx) agree, commit or resolve to do or authorize any of the foregoing.

          Section 5.5. Public Announcements. The parties have agreed to an initial press release that shall be released as soon as practicable after the date hereof, and the parties further agree that any future press release or public announcement concerning the transactions contemplated hereby shall not be issued by the Company, Parent or Merger Sub without the prior consent of Parent and the Company, except as such release or public announcement may be required by law, rule or regulation, in which case the party required to issue the release or announcement shall allow Parent and the Company, as applicable, reasonable time to comment on such release or announcement in advance of its issuance.

          Section 5.6. Employment Benefits Arrangements.

          (a) For twelve months following the Closing ("Benefits Continuation Period"), Parent shall maintain, or cause the Company to maintain, for the employees of the Company and its Subsidiaries as of the Closing who continue employment following the Closing ("Employees"), compensation and employee benefits except for equity or equity related compensation that are, in the aggregate, no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Closing. Parent agrees that, from and after the Closing, Parent will honor or will cause the Company to honor, all obligations under the Plans, Foreign Plans, and Individual Agreements, provided that, subject to the foregoing sentence, from and after the Closing, the Company shall have the right to amend, modify, alter or terminate any specific Plan or Foreign Plan to the extent the terms of such Plan or Foreign Plan permit such action.

          (b) For all purposes of determining eligibility and vesting under any Plan (or similar plan maintained by the Company after Closing (a "New Plan")), each Employee shall be credited with his or her years of service with the Company and its Affiliates (and with any additional years of service credited under the Plans and Foreign Plans) before the Closing, to the same extent as such Employee was entitled, before the Closing, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Affiliates for the benefit of Employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces coverage under a comparable Plan of the Company in which such Employee participated immediately before the Closing (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (c) Parent hereby acknowledges and agrees that consummation of the transactions contemplated by this Agreement constitutes a "Change in Control" under the Company Option Plan.

          Section 5.7. Indebtedness. (a) On the Closing Date, simultaneously with the Closing, Parent shall cause all outstanding Obligations to be paid in full, providing funds to the Company to do so if necessary, and immediately upon such payment and any other payments in connection thereto, cause the Loan Agreement to be cancelled and be of no further force and effect. Parent agrees to comply and to cause the Company to comply with its obligations to conduct a "Change of Control Offer", as such term is defined in Section 4.13 of the Indenture, pursuant to Section 4.13 of the Indenture, if applicable, and to comply and to cause the Company to comply with all of its other obligations under the Credit Agreements and any other existing indebtedness in connection with the transactions contemplated hereby.

          (b) The Company shall (provided that Parent and Merger Sub shall coordinate with the Company regarding such timing) (i) commence a cash tender offer to purchase all of the outstanding Senior Subordinated Notes and (ii) solicit the consent of the holders of the Senior Subordinated Notes regarding the amendments (the "Indenture Amendments") described on Schedule 5.7 of the Parent Disclosure Schedule to the covenants contained in the Indenture. Such offer to purchase and consent solicitation (the "Debt Offer") shall be made substantially on such terms and conditions as are described on Schedule 5.7 of the Parent Disclosure Schedule; provided that, in any event, the parties agree that the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the consummation of the Merger at the Effective Time. The Company shall not without the Parent's prior consent, waive any condition to the Debt Offer described on Schedule 5.7 of the Parent Disclosure Schedule, or make any changes to the terms and conditions of the Debt Offer, except, in each case, as provided in paragraph (c) below with respect to termination of this Agreement. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including the terms and conditions to the Debt Offer, it will accept for payment, and pay for, the Senior Subordinated Notes and effect the Indenture Amendments, in each case, immediately after, and contingent upon, the Effective Time.

          (c) Promptly following the date of this Agreement, the Company shall prepare an offer to purchase the Senior Subordinated Notes and forms of the related letters of transmittal, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offer (collectively, the "Offer Documents"). In the event that this Agreement is terminated, the Company will have the right to amend the Offer Documents and otherwise terminate the Debt Offer without Parent's consent. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as soon as practicable following the preparation of the Offer Documents.

          (d) If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, the Company shall promptly prepare an appropriate amendment or supplement describing such information, and, if required, shall disseminate such amendment or supplement to the holders of the Senior Subordinated Notes.

          (e) Parent and Merger Sub shall, immediately prior to the Effective Time deposit sufficient funds to a paying agent reasonably acceptable to the Company to pay all of the amounts owing with respect to all outstanding Senior Subordinated Notes, including the aggregate principal amount outstanding immediately prior to the Effective Time, accrued interest and any fees or charges associated therewith. Notwithstanding anything to the contrary in this Agreement (including Section 5.4), from the date hereof through the Closing, the Company may use any available cash and cash equivalents at the Company and its Subsidiaries to pay amounts outstanding under the Credit Agreements.

          Section 5.8. Directors' and Officers' Indemnification.

          (a) For a period of six years from the Effective Time, the provisions of the certificate of incorporation and bylaws, or similar organization documents, of the Company and of each of its Subsidiaries concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date of this Agreement an officer or director of the Company or of any such Subsidiary except as may be required by applicable law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8. In addition to the foregoing, from and after the Closing Date, to the extent permitted by applicable law Parent and the Company, jointly and severally, shall indemnify, hold harmless and defend each Person who is a current or former officer or director of the Company or any of its Subsidiaries against all losses and expenses (including all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including compensatory, punitive and consequential damages), demands, claims, actions, causes of action, assessments, deficiencies and other charges and attorneys' fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Parent and/or the Company shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law; provided that, to the extent required by law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. At the Closing, Parent shall assume and become liable for, jointly and severally with the Company and each such Subsidiary, any liability and all obligations of the Company and each such Subsidiary under such provisions.

          (b) For six years from the Closing Date, Parent shall cause the Company to maintain officers' and directors' fiduciary and liability insurance covering the Persons who are presently covered by the Company's (and any Subsidiary's) officers' and directors' fiduciary and liability insurance policies (copies of which have heretofore been made available to Parent) with respect to actions and omissions occurring on or prior to the Closing Date, on terms which are no less favorable to such Persons than the terms of such current insurance in effect for the Company on the date of this Agreement; provided, however, that in no event shall the Company be obligated to pay aggregate annual premiums greater than 250% of the aggregate annual premiums paid or payable as of the date of this Agreement; provided, further, that if the aggregate annual premium for such coverage and amount of insurance would exceed 250% of such annual rate, the Company shall provide the greatest coverage which shall then be available at an aggregate annual premium equal to 250% of such rate. The Company will maintain, through the Effective Time, the Company's existing directors' and officers' fiduciary and liability insurance in full force and effect without reduction of coverage. The Company represents to Parent that the annual premium in connection with the Company's existing directors' and officers' fiduciary and liability insurance as of the date hereof is $102,515.

          (c) Following the Effective Time, the provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person's heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any director or officer in enforcing the indemnity and other obligations provided in this Section 5.8.

          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

          Section 5.9. Stockholder Approval; Drag-Along. The Company shall, promptly after the date hereof, use reasonable best efforts to obtain from the stockholders of the Company their approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) at a meeting of the stockholders called for such purpose. GSCPII shall, to the extent practicable under the Stockholders' Agreement, exercise its "Drag-Along Right" (as defined in the Stockholders' Agreement) with respect holders of Company Common Stock, Company Options or Company Warrants who are parties to the Stockholders' Agreement by a date that is reasonably calculated to permit the consummation of the transactions contemplated hereby no later than the Closing Date that would otherwise be expected to occur.

          Section 5.10. Restrictions on Parent and the Company. Parent and the Company agree that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other parties hereto or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any action that could reasonably be expected to delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

          Section 5.11. Merger Sub. Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

          Section 5.12. Company Warrants. Subject to Section 2.9, the Company, Parent and Merger Sub agree to take all actions required pursuant to the Company Warrant Agreement to ensure that the Company Warrants, if outstanding following the Effective Time, shall thereafter be exercisable for the Company Warrant Consideration, including, by entering into a supplemental warrant agreement in the form required by the Company Warrant Agreement. At the Effective Time, the Company Warrants shall be assumed by, and shall be an obligation of, the Surviving Corporation to pay, and a right of holders thereof to receive in full satisfaction of such Company Warrants, Company Warrant Consideration in accordance with Article II of this Agreement and the Company Warrant Agreement.

          Section 5.13. FIRPTA Certificate; Affidavits. Either (a) the Company shall provide to Parent on the Closing Date (i) a certification from the Company which complies with Treasury Regulations Section 1.1445-2(c)(3), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and
(ii) proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), or (b) each stockholder of the Company shall be requested to provide to the Paying Agent as part of the Letter of Transmittal an affidavit from such stockholder of the Company stating, under penalty of perjury, that the indicated number is the transferor's United States taxpayer identification number and that such transferor is not a foreign Person, pursuant to Section l445(b)(2) of the Code; provided, that if the documentation described in clause (a) is not delivered to Parent on or prior to the Closing Date, and to the extent that any stockholder of the Company fails to provide the Paying Agent with the affidavit described in clause (b) the Paying Agent shall be entitled to withhold any amounts required to be withheld pursuant to Section 1445 of the Code from the Per Share Initial Merger Consideration and the Per Share Additional Merger Consideration payable to any stockholder that has not delivered to the Paying Agent, on or prior to the Closing Date, the documentation described in clause (b).

          Section 5.14. Notice of Developments. Each party hereto shall give prompt written notice to the other party of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be, reasonably likely to cause any representation or warranty made by such party in this Merger Agreement or in any Schedule to be untrue or inaccurate and (ii) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Merger Agreement. In furtherance of the foregoing, Parent and Merger Sub shall promptly notify the Company in the event that Parent or Merger Sub receive oral or written notice that the Acquisition Financing is no longer available or is no longer reasonably expected to be available from the same financing sources and on terms and conditions identical to the Commitments. No disclosure by any party pursuant to this Section 5.14, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach or failure to satisfy any representations, warrant, covenant, condition or agreement hereunder.


                                   ARTICLE VI

              CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

          The respective obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          Section 6.1. Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite action of the stockholders of the Company.

          Section 6.2. HSR. All filings and waiting periods applicable (including any extensions thereof) under the HSR Act shall have expired or been terminated.

          Section 6.3. No Injunction. At the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or Governmental Authority or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Merger.

          Section 6.4. Solvency Opinion. The Company, its stockholders and Parent shall have received the letter referred to in Section 5.3(b).


                                  ARTICLE VII

                   CONDITIONS OF PARENT'S OBLIGATION TO CLOSE

          Parent's obligation to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          Section 7.1. Covenants. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

          Section 7.2. Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 7.3. Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company indicating that the conditions provided in Sections 7.1 and 7.2 have been satisfied.

          Section 7.4. Cancellation of Agreements with Affiliates. The agreements specified in Schedule 7.4 of the Company Disclosure Schedules shall have been terminated.

          Section 7.5. Funding. The Financing contemplated by the Commitment Letters shall have been consummated on the terms set forth therein; provided, that in the event the Financing contemplated in the Commitment Letters shall not have been consummated on the terms set forth therein, Parent and Merger Sub shall have used their respective commercially reasonable efforts to obtain financing with no greater cost of capital to Parent and Merger Sub and other terms no less favorable in the aggregate to Parent than the terms contained in the Commitment Letters, to consummate promptly the Merger and the transactions contemplated hereby.

          Section 7.6. Agreement with GSCPII. GSCPII shall have entered into a letter agreement with Parent in the form set forth in Schedule 7.6 of the Parent Disclosure Schedule.

          Section 7.7. Opinion. Parent will have received from Kurzman Eisenberg Corbin Lever & Goodman, LLP, counsel to the Company, its opinion with respect to the transactions contemplated by the Merger Agreement, in substance as described on Schedule 7.7 of the Company Disclosure Schedule. Such opinion will, at the request of Parent, be confirmed to any provider of the Financing.

          Section 7.8. Consents. The consents disclosed in Schedule 7.8 of the Company Disclosure Schedule, will have been obtained or made and not revoked.

          Section 7.9. Appraisal Shares. The number of Appraisal Shares shall represent not more than 5% of the total shares of each of the Company Common Stock and Company Preferred Stock in the aggregate outstanding as of the date hereof.

                                  ARTICLE VIII

                CONDITIONS TO THE COMPANY'S OBLIGATIONS TO CLOSE

          The Company's obligations to consummate the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of all of the following conditions:

          Section 8.1. Covenants. Each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing.

          Section 8.2. Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent consummation of the Merger. The representations and warranties of Parent and Merger Sub contained in Section 4.5 this Agreement shall be true and correct at and as of the Closing, as though made at and as of such time without reference to the qualification "as of the date hereof" set forth therein; provided, however, if Parent and Merger Sub determine, in their reasonable judgment that they cannot make such representation at and as of the Closing, Parent and Merger Sub shall not be deemed to have breached their obligations to use their reasonable best efforts to satisfy the conditions to the transactions contemplated by this Agreement.

          Section 8.3. Certificates. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Sections 8.1 and 8.2 have been satisfied.

          Section 8.4. Merger Consideration and Other Payments. The Paying Agent shall have received, concurrent with the Closing, on behalf of the holders of outstanding shares of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants, the cash amounts to be paid in accordance with Sections 2.7 and 2.9.

                                   ARTICLE IX

                                   TERMINATION


          Section 9.1. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing by:

          (a) the mutual written consent of the Company and Parent;

          (b) Parent, in the event that any condition set forth in Article VI or VII shall not be satisfied, or shall not be reasonably capable of being satisfied, by July 25, 2004 ("Walk-Away Date"); or

          (c) the Company, in the event that any condition set forth in Article VI or VIII shall not be satisfied, or shall not be capable of being satisfied, by the Walk-Away Date;

provided, however, that no party may terminate this Agreement pursuant to clauses (b) or (c), if the failure of the applicable condition in Article VI, VII or VIII (as the case may be) to be satisfied or the failure of the Closing to occur on or before the date referred to in the applicable paragraph results from (i) the willful and material breach by such party of any covenant in this Agreement, or (ii) such party's failure to use its required efforts to consummate the transactions contemplated hereby.

          Section 9.2. Procedure and Effect of Termination. In the event of termination of this Agreement by a party hereto entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) and 10.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of any covenant or agreement of such party contained in this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS


          Section 10.1. Notices.

          (a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by telecopy, in each case, to the appropriate address or number as set forth below.

          (b) Notices to the Company shall be addressed to:

                  Amscan Holdings, Inc.
                  80 Grasslands Road
                  Elmsford, NY  10523
                  Attn.:  Corporate Secretary
                  Telecopy No.:  (914) 345-2056

                  with a copy to:

                  GS Capital Partners II, L.P.
                  85 Broad Street
                  New York, NY  10004
                  Attn.:  Ben I. Adler, Esq.
                  Telecopy No.:  (212) 357-5505

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attn.:  Mitchell S. Presser, Esq.
                  Telecopy No:  (212) 403-2000

or at such other address and to the attention of such other Person as the Company may designate by written notice to the other party hereto.

          (c) Notices to Parent or Merger Sub shall be addressed to:

                  AAH Holdings Corporation
                  c/o Berkshire Partners LLC
                  One Boston Place
                  Suite 3300
                  Boston, MA  02108
                  Attn.:  Mr. Robert J. Small
                  Telecopy No.:  (617) 227-6105

                  with a copy to:

                  Weston Presidio Capital
                  200 Clarendon Street
                  50th Floor
                  Boston, MA  02116
                  Attn.:  Kevin Hayes
                  Telecopy No.:  (617) 988-2515

                  with a copy to:

                  Ropes & Gray LLP
                  One International Place
                  Boston, MA  02110
                  Attn:  David C. Chapin, Esq.
                  Telecopy No.:  (617) 951-7050

or at such other address and to the attention of such other Person as Parent and Merger Sub may designate by written notice to the Company.

          Section 10.2. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

          Section 10.3. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Support Agreements contain the entire agreement between the parties with respect to the subject matter of this Agreement and supercede all prior agreements, understandings, and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement.

          Section 10.4. Expenses. Except as otherwise set forth in this Agreement or the Company Disclosure Schedule, each party shall be responsible for and shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated this Agreement, whether the Merger is or is not consummated; provided, however, that (i) in the event that the Merger is to be consummated the Company shall not pay in excess of the amounts disclosed in Section 10.4 of the Company Disclosure Schedule and (ii) in the event that this Agreement is terminated for any reason whatsoever, Parent shall upon such termination reimburse one half of the aggregate amount, of all of the out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries relating to the Debt Offer (including fees and expenses of counsel, investment bankers and accountants). No later than one business day prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the amounts disclosed in Section
10.4 of the Company Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement other than in connection with the Debt Offer.

          Section 10.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective against the parties that have executed and delivered the Agreement when one or more counterparts have been signed by Parent, Merger Sub and the Company and delivered to Parent, Merger Sub and the Company.

          Section 10.6. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. At the election of Parent, any direct or indirect wholly-owned Subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, so long as such substitution would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Company Required Governmental Approval or Parent Required Governmental Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iv) materially delay the consummation of the Merger or (v) otherwise negatively effect the Company or its stockholders. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect Subsidiary to be a constituent corporation in lieu of Merger Sub, then all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

          Section 10.7. Amendments and Waivers. This Agreement, and the terms and provisions of this Agreement, may be modified, waived or amended to the extent permitted by law by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision); provided that any such modification or amendment must be authorized by the respective Boards of Directors of each of the Company, Parent and Merger Sub. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 10.8. No Implied Representation. Notwithstanding anything contained in Article III or IV or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries, and it is understood that Parent and Merger Sub takes the business of the Company and its Subsidiaries as is and where is. It is understood that any estimates, projections or other predictions contained or referred to in the Company Disclosure Schedule or the Parent Disclosure Schedule or in the materials that have been provided to Parent are not and shall not be deemed to be representations or warranties of the Company.

          Section 10.9. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.

          Section 10.10. Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained in this Agreement mean Sections or Articles of this Agreement, unless otherwise stated.

          Section 10.11. Interpretation. For the purposes of this Agreement, (i) the term "includes" and the word "including" and words of similar import shall be deemed to be followed by the words "without limitation"; (ii) references to the "knowledge of the Company" in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of the Company's executive officers listed on Schedule 10.11, and references to the "knowledge of Parent" in this Agreement, or words of similar import, shall mean the actual knowledge after due inquiry of Parent's executive officers listed on Schedule 10.11; (iii) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (iv) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (v) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, the Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibits to this Agreement unless otherwise specified; and (vi) the word "or" shall not be exclusive.

          Section 10.12. Third Party Beneficiaries. Section 5.8, insofar as it relates to director and officer indemnification, shall inure for the benefit of, and shall be enforceable by, such directors and officers entitled to such indemnification. Except as otherwise provided by the terms hereof, this Agreement shall not confer upon any Person not a party hereto (or their successors and assigns permitted by Section 10.6) any rights or remedies hereunder.

          Section 10.13. Partial Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

          Section 10.14. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in either case, located in Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (iii) waives any claim that such proceedings have been brought in an inconvenient forum, and (iv) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, in either case, located in Wilmington, Delaware.

          Section 10.15. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                        AAH HOLDINGS CORPORATION


                                        By:___________________________
                                        Name:  Robert J. Small
                                        Title: President




                                        AAH ACQUISITION CORPORATION


                                        By:___________________________
                                        Name:  Robert J. Small
                                        Title:  President




                                        AMSCAN HOLDINGS, INC.


                                        By:___________________________
                                        Name:
                                        Title: